Exhibit 8.1

O’Melveny & Myers LLP	T: +1 650 473 2600
2765 Sand Hill Road	F: +1 650 473 2601
Menlo Park, CA 94025-701	omm.com

September 17, 2019

Glaukos Corporation

229 Avenida Fabricante

San Clemente, CA 92672

Ladies and Gentlemen:

We have acted as counsel to Glaukos Corporation, a Delaware corporation (“Glaukos”), in connection with the merger (the “Merger”) to be undertaken pursuant to the Reorganization Agreement (as defined below) as described in the Registration Statement on Form S-4/Proxy Statement filed by Glaukos with the Securities and Exchange Commission on September 17, 2019 as amended through the date hereof (the “Registration Statement”).  All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”).  This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.  Capitalized terms not defined herein have the meanings set forth in the Reorganization Agreement.

In preparing this opinion, we have examined and relied upon the Registration Statement, including the Prospectus included therein, the Agreement and Plan of Merger and Reorganization dated as of August 7, 2019 (the “Reorganization Agreement”) by and among Glaukos, Atlantic Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Avedro, Inc., a Delaware corporation (“Avedro”), and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion.  In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.  We have also assumed that the transactions described in the Registration Statement (including the Merger) have been, are, or will be consummated in accordance with the Reorganization Agreement and as described in the Registration Statement, and that none of the terms and conditions contained herein have been, are, or will be waived or modified in any respect prior to the effective time of the Merger, except to the extent expressly stated in this opinion letter.

In rendering this opinion, we have assumed without investigation or verification that the facts and statements set forth in the Registration Statement and the Reorganization Agreement are true, correct and complete in all material respects; that the Merger will be completed in accordance with the Registration Statement and the Reorganization Agreement; that the statements, representations, covenants and agreements contained in tax representation letters delivered to us by Avedro and by Merger Sub and Glaukos are true, accurate and complete as of the date hereof and will be true, accurate and complete as of the effective time of the Merger; that there is no change in applicable law between the date hereof and the effective time of the Merger; that any representation in any of the documents referred to herein that is made “to the best of the knowledge and belief” (or similar qualification) of any person or party is true, correct and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement.  Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation.  No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein.  We undertake no responsibility to advise of any such developments in the law.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion, under currently applicable United States federal income tax law, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

This opinion is being furnished only to Glaukos in connection with the Reorganization Agreement and solely for its benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted, or otherwise referenced for any other purpose whatsoever without our express written consent.  No opinion is expressed as to any matter not discussed herein.  The opinion we express herein is limited solely to matters governed by the federal income tax laws of the United States.  No opinion may be implied or inferred beyond that which is expressly stated in this opinion letter. Our opinion is expressed as of the date hereof and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue, inaccurate or incomplete, in which case, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinions provided herein.

Sincerely,

/s/ O’Melveny & Myers LLP

O’MELVENY & MYERS LLP